Exhibit 10.2

June 4, 2018

VIA E-MAIL

Michael Heffernan

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Re: Resignation as Chief Executive Officer; Board Membership

Dear Mike:

This letter memorializes our conversations relating to the transition under which you will resign as Chief Executive Officer of Collegium Pharmaceutical, Inc. (“we” or the “Company”) but remain on the Company’s Board of Directors (the “Board”) as its Chairman.  In consideration of our mutual understandings, promises and obligations contained in this letter agreement (the “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, you and the Company hereby voluntarily agree as follows:

Resignation.  We hereby acknowledge your notice to the Company of your decision to voluntarily resign your employment with the Company as of June 30, 2018 (the “Effective Date”) and we accept such resignation.  You and the Company agree that you will continue in the employ of the Company until the Effective Date pursuant to the terms and conditions of the Employment Agreement by and between you and the Company dated August 4, 2015 (the “Employment Agreement”).  Except as otherwise provided herein relating to your service on the Board, you hereby resign as of the Effective Date from all offices, positions and committees of the Company and of all affiliates and related entities of the Company.  You and the Company agree that the Employment Agreement shall terminate on the Effective Date, provided that such provisions thereof that survive its termination shall remain in full force and effect, including, without limitation, the covenants set forth in Section 6 of the Employment Agreement.

Service on the Board.  Following the Effective Date, you shall remain on the Board and serve as its Chairman in accordance with the Company’s Second Amended and Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws (each as may be amended or restated from time to time) and the Company’s Corporate Governance Guidelines.

Retainer.  Beginning July 1, 2018, in consideration for your services as a member of the Board, you will paid in accordance with the Company’s Compensation Policy for Non-Employee Directors (the “Policy”), which shall include, in addition to the then-applicable cash retainer payable to all non-employee members of the Board, a cash retainer of $60,000.00 per calendar year (or such other amount as the Board may, from time to time, approve) for your service on the Board as its Chairman, payable in arrears for each fiscal quarter.

Continued Vesting of Existing Equity Awards.  During the period that you serve on the Board your outstanding equity incentive awards granted during your employment with the Company will vest on the same schedule and with respect to the same number of shares as they would have vested.  Additionally, if you remain in service as a director through the Company’s 2020 annual meeting of stockholders, then any outstanding unvested equity incentive awards that were granted to you during your employment will become fully vested at such time.

2018 Annual Bonus.  The Company hereby agrees to pay you one-half (1/2) of the annual bonus that would have otherwise been paid to you for the Company’s 2018 fiscal year (i.e. based and contingent on the Company’s satisfaction of the performance criteria established for 2018 annual bonuses) had you remained employed by the Company through the end of 2018, which amount shall be paid at the time 2018 annual bonuses are paid to the Company’s senior executives.

Health Insurance.  The Company hereby agrees to waive the applicable premium otherwise payable for COBRA health, dental and vision continuation coverage for you (and, to the extent covered immediately prior to the Effective Date, your eligible dependents) for 18 months following the Effective Date, or until the date you receive group health insurance from a subsequent employer, if sooner.  For the 2018 calendar year, the Company will pay you the difference between your health savings account (HSA) balance as of June 30, 2018 and the Company’s health insurance plan annual family deductible for such year.  For the 2019 calendar year, provided that you are covered under the Company’s COBRA coverage on such date, the Company will pay you as soon as administratively practicable after January 1, 2019 an amount equal to the Company’s health insurance plan annual family deductible.

If you are in agreement with the terms of this Agreement, please execute and return a fully executed copy of this letter agreement to me.

Sincerely,

Collegium Pharmaceutical, Inc.

	By:	/s/ Shirley R. Kuhlmann

	Title:	Executive Vice President and General Counsel

Intending to be legally bound,
agreed on this
4th day of June, 2018:

/s/ Michael Heffernan
Michael Heffernan